Exhibit 21.1
Subsidiaries of Nuveen Churchill Private Credit Fund
The following list sets forth our subsidiaries, the state under whose laws each subsidiary is organized, and the percentage of voting securities or membership interests owned by Nuveen Churchill Private Credit Fund in each subsidiary:
•Nuveen Churchill PCF SPV I LLC (Delaware) – 100%
•Nuveen Churchill PCF SPV II LLC (Delaware) – 100%
•Nuveen Churchill PCF Equity Holdings LLC (Delaware) – 100%
The subsidiaries listed above are consolidated for financial reporting purposes.